Exhibit 15.18

Report of Independent Auditors

To the Board of Directors of
The LAMP Co., Ltd.

Opinion

We have audited the accompanying financial statements of The LAMP Co., Ltd. (the “Company”), which comprise the statements of financial position as of December 31, 2024 and 2023, and the related statements of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025

THE LAMP CO., LTD.

STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Assets
Cash and cash equivalents	14,16,18,22,25	₩	863,927	1,919,916
Accounts receivable — trade, net	7,13,16,22		90,537	196,380
- Related parties	26		20,000	20,000
- Non-related parties			70,537	176,380
Accounts receivable — other, net	13,16,22		95,124	7,287
- Related parties	26		1,357	897
- Non-related parties			93,767	6,390
Other current assets	12		1,281,695	2,270,255
Contract assets	7		614,023	158,697
Total current assets			2,945,306	4,552,535
Long-term loans, net	16,19,22		130,056	130,087
- Related parties	26		130,056	130,087
- Non-related parties			-	-
Long-term investments	9,16,22		800,000	800,000
- Related parties	26		800,000	800,000
- Non-related parties			-	-
Property and equipment including right-of-use assets	15,23		159,539	374,000
Other non-current financial assets	16,22		39,080	147,406
Other non-current non-financial assets	12		1,375,087	1,394,586
Long-term accounts receivable – other, net	13,16,22		45,899	-
Deferred tax assets	11		45,845	166,846
Total non-current assets			2,595,506	3,012,925
Total assets		₩	5,540,812	7,565,460
Liabilities
Trade and other payables	16,20,22	₩	2,037,596	1,999,967
- Related parties			1,184,828	1,138,798
- Non-related parties			852,768	861,169
Other current non-financial liability			53,296	69,553
Contract liability	7		355,594	2,210,942
Short-term borrowings	16,19,22		1,445,453	1,505,000
Current lease liability	19,22,23		80,165	62,797
Current tax liability	11		14,915	61,453
Financial guarantee liability	16,22,26		2,573	-
- Related parties			2,573	-
- Non-related parties			-	-
Total current liabilities			3,989,592	5,909,712
Defined benefit liability	10		255,006	258,999
Non-current contract liability	7		900,000	900,000
Other non-current provisions	21		4,924	3,471
Non-current lease liability	19,22,23		65,483	267,583
Total non-current liabilities			1,225,413	1,430,053
Total liabilities		₩	5,215,005	7,339,765
Equity
Share capital	17		78	78
Other reserves	17		(585,468)	(585,468)
Retained earnings			911,197	811,085
Total equity			325,807	225,695
Total liabilities and equity		₩	5,540,812	7,565,460

The accompanying notes are an integral part of these financial statements.

THE LAMP CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won)
Revenues
Media production revenue	6,7	₩	16,336,027	20,836,856
- Related parties	26		254,615	432,411
- Non-related parties			16,081,412	20,404,445
Cost of revenues	8		(15,023,554)	(19,509,364)
Gross profit			1,312,473	1,327,492
Selling, general and administrative expenses	8		(948,282)	(729,875)
Other income	8		194,401	89,285
Other expenses	8		(285,162)	(109,479)
Operating Profit			273,430	577,423
Finance income	9,16		22,690	48,640
- Related parties	26		428	430
- Non-related parties			22,262	48,210
Finance costs	9,16,22		(136,554)	(107,583)
- Related parties	26		(52,283)	(57,521)
- Non-related parties			(84,270)	(50,062)
Profit before income tax			159,566	518,480
Income tax benefit(expenses)	11		(92,089)	18,799
Income for the year		₩	67,477	537,279
Other comprehensive income(loss)
Items that will not be reclassified to income or loss:
Remeasurement of defined benefit liabilities	10,17		32,635	(61,004)
Total comprehensive income for the year		₩	100,112	476,275

The accompanying notes are an integral part of these financial statements.

THE LAMP CO., LTD.

STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2024 and 2023

	Note		Net parent investment	Share capital	Other reserves	Retained earnings	Total
			(In thousands of Korean won)
Balance at January 1, 2023		₩	1,874,660	-	-	-	1,874,660
Total comprehensive income (loss) for the year
Income (loss) for the year			(334,810)	-	-	872,089	537,279
Remeasurement of defined benefit liabilities	17		-	-	-	(61,004)	(61,004)
Total comprehensive income (loss) for the year			(334,810)	-	-	811,085	476,275
Transaction directly recognized in equity
Capital distribution to the Parent company			(2,125,240)	-	-	-	(2,125,240)
Capital re-organization			585,390	78	(585,468)	-	-
Balance at December 31, 2023		₩	-	78	(585,468)	811,085	225,694
Balance at January 1, 2024		₩	-	78	(585,468)	811,085	225,695
Total comprehensive income (loss) for the year
Income (loss) for the year			-	-	-	67,477	67,477
Remeasurement of defined benefit liabilities	17		-	-	-	32,635	32,635
Total comprehensive income (loss) for the year			-	-	-	100,112	100,112
Balance at December 31, 2024		₩	-	78	(585,468)	911,197	325,807

The accompanying notes are an integral part of these financial statements.

THE LAMP CO., LTD.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

	Note		2024	2023
			(In thousands of Korean won)
Cash flows from operating activities	25
Net income(loss)		₩	67,477	537,279
Adjustments to reconcile net loss to net cash provided by(used in) operating activities			(969,063)	398,172
Interest received			4,802	1,995
Interest paid			(84,501)	(48,130)
Income taxes paid			(27,924)	(13,770)
Net cash inflow(outflow) from operating activities		₩	(1,009,209)	875,546
Cash flows from investing activities
Payments for long-term loans		₩	-	(20,000)
- Related parties	26		-	(20,000)
- Non-related parties			-	-
Payments for other financial assets			(22,285)	(64,730)
Proceeds from other financial assets			138,505	13,410
Disposal of long-term investments			5,094	336,246
Purchase of property and equipment			(17,846)	(40,000)
Net cash inflow(outflow) from investing activities		₩	103,468	224,926
Cash flows from financing activities	25
Proceeds from short-term borrowings		₩	883,302	1,000,000
Repayments of short-term borrowings			(942,850)	(15,000)
Capital contribution(distribution) from(to) Parent company			-	(1,043,963)
Repayment of lease liability			(90,700)	(64,547)
Net cash inflow(outflow) from financing activities		₩	(150,248)	(123,510)
Net increase(decrease) in cash and cash equivalents			(1,055,989)	976,962
Cash and cash equivalents at beginning of the year	14		1,919,916	942,954
Cash and cash equivalents at end of the year	14	₩	863,927	1,919,916

The accompanying notes are an integral part of these financial statements.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

1. Reporting entity

The LAMP Co., Ltd. (formerly, The LAMP Pictures Co., Ltd.)

On February 15, 2023, Pluto Co., Ltd. (formerly, The LAMP Co., Ltd.) (“Pluto” or “Parent”) announced the proposed plan (“the Separation Proposal”) to establish a new company, The LAMP Co., Ltd. (formerly, The LAMP Pictures Co., Ltd.) (the “Company”) through a spin-off of its media production business. Before the spin-off, Pluto produced television programs and feature films including “Commitment”, “Three Summer Night”, “Love, Lies”, “Taxi Driver”, “Samjin Company English Class”, “Life is beautiful”, and “Phantom”. Following the spin-off, the Company primarily engaged in the business of media production for theatrical films and television programs, and the surviving split, Pluto, continued to engage in the remaining investment properties leasing business. The Company was separated from the remaining businesses of Pluto through the spin-off that resulted in the transfer of the media production business. The spin-off will permit the Company to strengthen competitiveness and concentrate its financial resources solely on its own operations in media content production industry and increase transparency in governance and stability in management.

In accordance with the Separation Proposal, the Company’s common shares were distributed pro rata to the shareholders of Pluto. On March 31, 2023, the date of spin-off, the spin-off of media production business was completed. The Company’s registered office is at 35 Dosan-daero 26 gil, Gangnam-gu, Seoul, Korea. Park Un Kyoung, the CEO of the Company, holds 100% of ownership of the Company as of December 31, 2024 and 2023.

2. Basis of Accounting

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”). These financial statements were authorized for issuance by the Board of Directors on May 14, 2025.

These financial statements are presented in a combined basis whereby combining the Pluto’s standalone financial statements using historical results of operation, cashflows and assets and liabilities attributable to the media production division before the spin-off as at March 31, 2023 with the Company’s financial statements after the spin-off as at March 31, 2023. The Company accounts the spin-off as a capital re-organization. On the basis that there is no substantive economic change, the Company incorporated the assets and liabilities of the Pluto at their pre-transaction carrying amounts.

Details of the Company’s accounting policies, including changes thereto, are included in Note 5.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items, which are measured on an alternative basis on each reporting date.

Items	Measurement basis
Defined benefit liability	Present value
Financial instruments measured at fair value through profit or loss (“FVTPL”)	Fair value

3. Functional and presentation currency

These financial statements are presented in Korean Won, which the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

4. Use of judgements and estimates

In preparing these financial statements, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

A.	Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the financial statements is included in the following notes:

Note 5(C): revenue recognition: whether revenue from providing service is recognized over time or at a point in time and the methods used to recognize revenue;

Note 23(A): lease term: whether the Company is reasonably certain to exercise extension options.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at the reporting date that have a risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

●	Note 10(C) (i): measurement of defined benefit obligations: key actuarial assumptions;

●	Note 11(E): uncertain tax treatments;

i.	Measurement of fair values

A number of the Company’s accounting policies and disclosures require the measurement of fair values for financial assets.

When measuring the fair value of a financial instruments, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

●	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

●	Note 22(B): financial instruments.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

5. Material accounting policies

The material accounting policies followed by the Company in preparation of its financial statements are as follows:

A.	New and amended standards or interpretations adopted by the Company

IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-current, Non-current Liabilities with Covenants

The amendments to IAS 1 clarify that liabilities are classified as either current or non-current, depending on the substantive rights that exist at the end of the reporting period. Classification is unaffected by the likelihood that an entity will exercise right to defer settlement of the liability or the expectations of management. Also, the settlement of liability includes the transfer of the entity’s own equity instruments, however, it would be excluded if an option to settle them by the entity’s own equity instruments if compound financial instruments is met the definition of equity instruments and recognized separately from the liability. Covenants that the entity must comply with after the end of the reporting period do not affect the classification of a liability at the end of the reporting period. However, if a liability is classified as non-current as of the end of the reporting period despite covenants that must be complied with within 12 months after that date, the entity shall disclose information about the risk that the liability could become repayable within 12 months after the reporting period. The amendments do not have a significant impact on the financial statements.

IAS 7 Statement of Cash Flows - IFRS 7 Financial Instruments: Disclosures – Supplier finance arrangements

The amendments to IAS 7 require entity to disclose information about its supplier finance arrangements that enables users of financial statements to assess the effects of those arrangements on the entity’s liabilities and cash flows and on the entity’s exposure to liquidity risk when applying supplier finance arrangements. The amendments do not have a significant impact on the financial statements.

IFRS 16 – Lease Liability in a Sale and Leaseback

The amendments to IFRS 16 require a seller-lessee shall determine lease payments or revised lease payments in a way that the seller-lessee would not recognize any amount of the gain or loss that relates to the right of use retained by the seller-lessee when subsequently measuring lease liabilities arising from a sale and leaseback. The amendments do not have a significant impact on the financial statements.

B.	New and amended standards or interpretations not yet adopted by the Company

The following new accounting standards and interpretations that have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Company.

IAS 21 The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require exchangeability of two currencies should be assessed in order to clarify reporting of foreign currency transactions in the absence of normal-functioning foreign exchange market. The amendments also require applicable spot exchange rate should be determined when the assessment indicates two currencies lack exchangeability. The amendments are effective for annual reporting periods beginning on or after January 1, 2025, with early application permitted. The Company does not expect that these amendments have a significant impact on the Company’s financial statements.

IFRS 9 Financial Instruments - IFRS 7 Financial Instruments: Disclosures – Classification and Measurement of Financial Instruments

The amendments clarify that a financial liability is derecognised on the ‘settlement date’ and introduce an accounting policy choice to derecognise financial liabilities settled using an electronic payment system before the settlement date. Other clarifications include the classification of financial assets with ESG linked features via additional guidance on the assessment of contingent features. Clarifications have been made to non-recourse loans and contractually linked instruments. Additional disclosures are introduced for financial instruments with contingent features and equity instruments classified at fair value through OCI.

The amendments should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted, with an option to early adopt the amendments for contingent features only. The Company does not expect that these amendments have a significant impact on the financial statements.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Annual Improvements to IFRS Accounting Standards – Volume 11

The amendments are annual improvements to the following standards:

-	IFRS 1 First-time adoption of International Financial Reporting Standards;

-	IFRS 7 Financial instruments: Disclosures;

-	IFRS 9 Financial instruments;

-	IFRS 10 Consolidated financial instruments; and

-	IAS 7 Statement of cash flows

The new standard should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

Items in the statement of profit or loss will need to be classified into one of five categories: operating, investing, financing, income taxes and discontinued operations. IFRS 18 requires the Company to present specified totals and subtotals: ‘Operating profit or loss’, ‘Profit or loss’ and ‘Profit or loss before financing and income taxes’. Information related to management-defined performance measures should be disclosed. IFRS 18 also provides enhanced guidance on the principles of aggregation and disaggregation which focus on grouping items based on their shared characteristics. The new standard should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 allows eligible subsidiaries to apply IFRS Accounting Standards with the reduced disclosure requirements of IFRS 19. A subsidiary may choose to apply the new standard in its consolidated, separate or individual financial statements provided that, at the reporting date, it does not have public accountability, and its parent produces consolidated financial statements under IFRS Accounting Standards. A subsidiary applying IFRS 19 is required to disclose in its explicit and unreserved statements of compliance with IFRS Accounting Standards that IFRS 19 has been adopted. The amendments should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company does not expect that these amendments have a significant impact on the financial statements.

C.	Revenue from contracts with customers

The Company generates revenue primarily through providing the media production service.

The Company determines revenue recognition by:

●	identifying the contract, or contracts, with a customer;

●	identifying the performance obligations in each contract;

●	determining the transaction price;

●	allocating the transaction price to the performance obligations in each contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Media production revenue

The Company operates the media production business that consists of planning, producing, and selling the theatrical films and television programs. The Company identifies the license which is provided along with media product as combined output and recognizes revenue over time by measuring its progress based on cost incurred towards complete satisfaction of the performance obligation of media production in accordance with Paragraph 35 (3) of IFRS 15 Revenue from contracts with customers. The percentage-of-completion for each contract is calculated by dividing the cumulative cost incurred in relation to service performed by the Company by estimated total contract costs. The Company is also eligible to receive its share of profits from film distributors once the film generates profits beyond the break-even point, which is considered as variable consideration and recognized as the revenue on the settlement date.

The Company recognizes unbilled receivables from media production service as contract assets and recognizes receipts in advance for prepaid media production services as contract liabilities. The Company capitalizes the cost associated with the production, including development costs, direct costs, and production overhead per title as prepayments and prepaid expenses. The Company amortizes the capitalized asset in ‘Cost of revenues’ on the combined statements of comprehensive income based on the percentage-of-completion for each contract.

D.	Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses. The Company has one reportable segment, for which it generates separately identifiable financial information that is regularly reported to the chief operating decision maker for the purpose of resource allocation and assessment of segment performance.

E.	Common control transactions

The Company accounts the Spin-off as a capital re-organization. On the basis that there is no substantive economic change, the Company incorporates the assets and liabilities of the Pluto at their pre-transaction carrying amounts.

F.	Employee benefits

i.	Short- term employee benefits

Short-term employee benefits are employee benefits due to be settled within 12 months after the end of the period in which the employees render related services. When an employee has rendered a service during an accounting period, the Company recognizes the undiscounted amount of short-term employee benefits expected to be paid in exchange for that service.

ii.	Defined benefit plans

The Company’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then- net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

G.	Finance income and finance costs

The Company’s finance income and finance costs include:

●	interest income;

●	interest expense;

●	dividend income;

●	the net gain or loss on settlement and/or impairment of project investments;

●	the foreign currency gain or loss on financial assets and financial liabilities;

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

●	the gross carrying amount of the financial asset; or

●	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

H.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

i.	Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

●	Has a legally enforceable right to set off the recognized amounts; and

●	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

ii.	Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

●	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

●	temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

●	taxable temporary differences arising on the initial recognition of goodwill.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset only if certain criteria are met.

●	Has a legally enforceable right to set off the recognized amounts; and

●	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

I.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, deposits held at banks, and investment securities with maturities of three months or less from the acquisition date that are easily convertible to cash and subject to an insignificant risk of changes in their fair value.

J.	Property and equipment

i.	Recognition and measurement

Items of property and equipment are measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property and equipment have different useful lives, then they are accounted for as separate items (major components) of property and equipment.

Any gain or loss on disposal of an item of property and equipment is recognized in profit or loss.

ii.	Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company. The carrying amount of the replaced parts are derecognized and the repairs and maintenance expenses are recognized in profit or loss in the period they are incurred.

iii.	Depreciation

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss. Land is not depreciated.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Right-of-use assets	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

K.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at:

●	amortized cost;

●	FVOCI - debt investment;

●	FVOCI - equity investment;

●	or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Financial assets - Business model assessment

The Company makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

●	how the performance of the portfolio is evaluated and reported to the Company’s management;

●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

●	how managers of the business are compensated - e. g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

●	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Company’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets - Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Company considers:

●	contingent events that would change the amount or timing of cash flows;

●	terms that may adjust the contractual coupon rate, including variable-rate features;

●	prepayment and extension features; and

●	terms that limit the Company’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Financial assets - Subsequent measurement and gains and losses

Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities - Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

iii.	Derecognition

Financial assets

The Company derecognizes a financial asset when:

●	the contractual rights to the cash flows from the financial asset expire; or

●	it transfers the rights to receive the contractual cash flows in a transaction in which either:

-	substantially all of the risks and rewards of ownership of the financial asset are transferred; or

-	the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Company first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Company applied the policies on accounting for modifications to the additional changes.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

L.	Impairment

i.	Non- derivative financial assets

Financial instruments and contract assets

The Company recognizes loss allowances for ECLs on:

●	financial assets measured at amortized cost; and

●	contract assets and financial guarantee contracts

The Company also recognizes loss allowances for ECLs on lease receivables, which are disclosed as part of trade and other receivables.

The Company measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

●	debt securities that are determined to have low credit risk at the reporting date; and

●	other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

Loss allowances for trade receivables (including lease receivables) and contract assets are always measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment, that includes forward-looking information.

The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Company considers a financial asset to be in default when:

●	the debtor is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held); or

●	the financial asset is more than 90 days past due.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Company expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Evidence that a financial asset is credit-impaired includes the following observable data:

●	significant financial difficulty of the debtor;

●	a breach of contract such as a default or being more than 90 days past due;

●	the restructuring of a loan or advance by the Company on terms that the Company would not consider otherwise;

●	it is probable that the debtor will enter bankruptcy or other financial reorganization; or

●	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers, the Company has a policy of writing off the gross carrying amount when the financial asset is 180 days past due based on historical experience of recoveries of similar assets. For corporate customers, the Company individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Company expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

ii.	Non- financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than biological assets, investment property, developing contents, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

M.	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

i.	As a lessee

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The Company determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

At the date of transition to IFRSs, the Company applies the following approach to all of its leases.

The Company measures that lease liability at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

The Company measures right-of-use asset at its carrying amount as if IFRS 16 had been applied since the commencement date of the lease, but discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs.

The Company uses hindsight in applying IFRS 16 such as the determination of lease term for contracts that contain options to extend or terminate a lease.

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets (leases for which the underlying asset is valued at USD 5,000 or less) and short-term leases (leases that have a lease term of 12 months or less at the commencement date). The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

N.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price - i. e. the fair value of the consideration given or received. If the Company determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

O.	Concentration of Credit Risk

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, which are periodically reviewed.

6. Operating segments

A.	Basis for segmentation

The Company’s operating segments have been identified to be a single unit, by which the Company provides the services for media production.

The following summary describes the operations of each reportable segment.

Reportable segments	Operations
Media Production	Media production revenue

B.	Information about reportable segments

		2024	2023
		(In thousands of Korean won)
Segment revenue	₩	16,336,027	20,836,856
Depreciation/Amortization		(109,094)	(77,808)
Segment operating profit (loss)		273,430	577,423

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Geographic information

Media production is managed and operated in Seoul, Korea. The geographic information analyses the Company’s revenue by the Company’s country of domicile and other countries. In presenting the geographic information, segment revenue has been based on the geographic location of customers.

Summary of the Company’s operation by region based on the location of customers for the years ended December 31, 2024 and 2023 is as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Korea	₩	16,336,027	20,836,856

Summary of the Company’s non-current assets based on the location as of December 31, 2024 and 2023 is as follows:

		2024	2023
		(In thousands of Korean won)
Korea	₩	1,534,626	1,768,586

D.	Major customer

Revenues by major customers for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Customer A (Media production segment)
Revenue	₩	9,649,408	10,938,655
%		59%	52%
Customer B (Media production segment)
Revenue	₩	5,135,473	-
%		31%	0%
Customer C (Media production segment)
Revenue	₩	421,035	8,274,728
%		3%	40%
Total	₩	15,205,916	19,213,383

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

7. Revenue

A.	Revenue streams

The Company generates revenue primarily through providing the services for production of feature films for initial exhibition in theaters and production of television programs to third parties for internal television and streaming services.

Revenue from contracts with customers for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Revenue from contracts with customers	₩	16,336,027	20,836,856

B.	Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by major products and service lines and timing of revenue recognition. The table also includes a reconciliation of the disaggregated revenue with the Company’s reportable segment. (see Note 6)

Revenue from contracts with customers based on the service contract type and the timing of satisfaction of performance obligations for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Major products/service lines
Media production	₩	16,336,027	20,836,856
Timing of revenue recognition
Over time	₩	16,336,027	20,836,856

C.	Contract balance

The balance of accounts receivables and contract liability from contracts with customers as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Accounts receivable — trade, net	₩	90,537	196,380
Contract asset (Unbilled receivables)		614,023	158,697
Contract liability (Deferred revenue)		355,594	2,210,942
Non-current
Contract liability (Deferred revenue)	₩	900,000	900,000

The contract liability primarily relate to the advance consideration received from customers for media production service, for which revenue is recognized over time. This will be recognized as revenue when the Company satisfies the performance obligations.

The amount of Korean Won 2,150,034 thousand included in contract liability as of December 31, 2023 has been recognized as revenue in 2024. (2023: Korean Won 1,306,160 thousand)

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

8. Income and Expenses

A.	Other income

Details of other income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Gain on disposal of right-of-use assets		14,767	-
Reversal of bad debt expenses (*1)		179,533	-
Grants for film production	₩	-	66,300
Miscellaneous income		101	22,985
Total	₩	194,401	89,285

(*1)	A portion of the balance recognized under Other non-current non-financial assets was previously subject to an allowance for doubtful accounts. During the reporting period, certain amounts were recovered and the corresponding allowance was reversed. The reversal was recognized as other income.

B.	Other expenses

Details of other expenses for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Other bad debt expenses	₩	242,000	105,000
Donations		2,500	-
Loss on retirement of Property and equipment		39,615	-
Miscellaneous expenses		1,047	4,479
Total	₩	285,162	109,479

C.	Expenses by nature

Details of classification of expenses by nature for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Outsourcing Fee	₩	10,922,033	13,985,841
Employee benefits		1,176,699	1,372,480
Depreciation		109,094	77,809
Commission paid		119,051	63,236
Transportation		986,843	917,159
Rent		1,950,254	2,436,273
Supplies		585,700	1,271,958
Other expenses		122,162	114,483
Total	₩	15,971,836	20,239,239

Total expenses consist of cost of sales and selling, general and administrative expenses.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

9. Finance income and costs

Details of finance income and costs for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean Won)
Finance income
Reversal of loss on valuation of long-term investments	₩	3,897	39,355
Gain on project settlements		3,165	3,999
Interest income		15,628	5,286
Total	₩	22,690	48,640
Finance costs
Interest expenses	₩	133,981	107,583
Financial guarantee expense		2,573	-
Total	₩	136,554	107,583

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

10. Employee benefits

Details of defined benefit liability recognized as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean Won)
Defined benefit liability	₩	255,006	258,999

The Company operates defined benefit plans as a retirement pension scheme. Defined benefit plans expose the Company to actuarial risks, such as longevity risk, interest rate risk and market (investment) risk.

A.	Movement in net defined benefit (asset) liability

Details of reconciliation from the opening balances to the closing balances for the net defined benefit liability and its components as of December 31, 2024 and 2023 is as follows:

		Defined benefit obligation		Fair value of plan assets		Net defined benefit liability
		2024	2023	2024	2023	2024	2023
		(In thousands of Korean won)
Balance at January 1	₩	258,999	156,092	-	-	258,999	156,092
Included in profit or loss
Current service cost		28,464	20,542	-	-	28,464	20,542
Past service credit		-	-	-	-	-	-
Interest cost		10,473	7,948	-	-	10,473	7,948
Subtotal		38,937	28,490	-	-	38,937	28,490
Included in OCI
Remeasurement loss(gain)
Demographic assumption		(162)	-	-	-	(162)	-
Financial assumption		22,719	17,816	-	-	22,719	17,816
Adjustment based on experience		(65,487)	56,601	-	-	(65,487)	56,601
Return on plan assets excluding interest income		-	-	-	-	-	-
Subtotal		(42,930)	74,417	-	-	(42,930)	74,417
Other
Benefits paid		-	-	-	-	-	-
Subtotal		-	-	-	-	-	-
Balance at December 31	₩	255,006	258,999	-	-	255,006	258,999

B.	Plan assets

There are no contributions funded to its defined benefit plans as of December 31, 2024 and 2023.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Defined benefit obligation

i.	Actuarial assumptions

Details of actuarial assumptions used for the years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Discount rate	3.50%	4.20%
Future salary growth	5.52~8.44%	6.10~8.20%

Assumptions regarding future longevity have been based on published statistics and mortality tables.

As of December 31, 2024 and 2023, the weighted average duration of the defined benefit obligation was 6.7 years and 6.7 years, respectively.

ii.	Sensitivity analysis

The Company measures the risk of actuarial assumption changes as a 1% fluctuation in the discount rate and future salary growth rate of the amounts of defined benefit obligation, which reflects the management’s assessment of the risk of actuarial assumption fluctuation that can be reasonably occur. The impact of a 1% fluctuation in discount rates and future salary growth rates on the Company’s defined benefit obligation as of December 31, 2024 and 2023 are as follows:

		December 31, 2024		December 31, 2023
		Increased by 1%	Decreased by 1%	Increased by 1%	Decreased by 1%
		(In thousands of Korean won)
Discount rate	₩	(16,161)	18,210	(16,283)	18,227
Future salary growth		18,015	(16,300)	18,158	(16,524)

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

D.	Employee benefit expenses

i.	Details of employee benefit expenses recognized for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Wages and salaries	₩	1,035,401	1,257,852
Fringe benefit		102,361	86,139
Expenses related to post-employment defined benefit plans		38,937	28,490
Total	₩	1,176,699	1,372,481

ii.	Expenses are recognized in the statements of comprehensive income (loss) as follows:

		2024	2023
		(In thousands of Korean won)
Cost of revenues	₩	683,857	965,955
Selling, general and administrative expenses		492,842	406,525
Total	₩	1,176,699	1,372,481

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

11. Income taxes

A.	Amounts recognized in profit or loss

		2024	2023
		(In Korean won and number of shares)
Current tax expenses (benefit)
Current year	₩	-	24,614
Adjustments recognized related to prior period incomes (*)		(18,616)	5,563
		(18,616)	30,177
Deferred tax expenses (benefit)
Origination and reversal of temporary differences	₩	121,001	(62,389)
Deferred taxes charged directly to equity		(10,296)	13,413
Income tax expenses (benefit)	₩	92,089	(18,799)

(*)	In the normal course of business, the Company is examined by taxation authority. The Company’s management regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its liability for income taxes.

The Company establish additional current tax liability for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liability for uncertain tax positions, as well as the related net interest and penalties, are included in income taxes in the statements of operations.

B.	Amounts recognized in OCI

		2024			2023
		Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax
		(In thousands of Korean won)
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability	₩	42,931	(10,296)	32,635	(74,418)	13,413	(61,004)

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Reconciliation of effective tax rate

		2024	2023
		(In thousands of Korean won)
Profit before income tax	₩	159,566	518,480
Tax at the statutory income tax rate		15,798	86,362
Adjustments:
Expenses not deductible for tax purposes		3,526	3,661
Tax credits		-	(18,110)
Adjustments recognized related to prior period incomes		(18,616)	5,563
Changes in unrecognized deferred tax assets		-	(1,186)
Change in tax rates		71,689	(102,326)
Other		19,692	7,237
Income tax expenses (benefit)	₩	92,089	(18,799)
Effective income tax rate (*)		57.7%	-

(*)	The effective tax rate is not calculated as the Company recognized tax benefit for the year ended December 31, 2023.

D.	Movement in deferred tax balances

i.	Movement in deferred tax balances as of December 31, 2024

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Defined benefit liability	₩	54,131	(28,885)	25,246
Lease liability		69,049	(54,630)	14,419
Right-of-use assets		(68,845)	54,146	(14,699)
Contract liability		427,192	(380,108)	47,084
Contract assets		(48,476)	(12,312)	(60,788)
Prepaid expenses		(409,539)	289,450	(120,089)
Prepayments		(98,809)	77,444	(21,365)
Other		222,994	(107,428)	115,566
Total	₩	147,697	(162,323)	(14,626)
Loss carried forward	₩	-	41,322	41,322
Carryover tax credit		19,149	-	19,149
Deferred tax assets	₩	166,846	(121,001)	45,845

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	Movement in deferred tax balances as of December 31, 2023

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Defined benefit liability	₩	15,453	38,678	54,131
Lease liability		39,098	29,951	69,049
Right-of-use assets		(39,581)	(29,264)	(68,845)
Contract liability		153,466	273,726	427,192
Contract assets		(17,837)	(30,639)	(48,476)
Prepaid expenses		(96,550)	(312,989)	(409,539)
Prepayments		(25,474)	(73,335)	(98,809)
Other		63,519	159,475	222,994
Total	₩	92,094	55,603	147,697
Loss carried forward	₩	-	-	-
Carryover tax credit		13,549	5,600	19,149
Unrecognized deferred tax assets		(1,186)	1,186	-
Deferred tax assets	₩	104,457	62,389	166,846

E.	Details of unused tax loss carryforwards and unused tax credit carryforwards

i.	Details of unused tax loss carryforwards and unused tax credit carryforwards as of December 31, 2024 are as follows:

Year of expiration		Unused loss carryforwards	Unused tax credit carryforwards
		(In thousands of Korean won)
2032	₩	-	10,969
2033		-	8,180
2039		417,397	-
Total	₩	417,397	19,149

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	The timing of recovery of deferred tax assets and liability as of December 31, 2024 and 2023 is as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deferred tax assets
- Deferred tax assets to be recovered after more than 12 months	₩	150,218	248,080
- Deferred tax assets to be recovered within 12 months		141,020	579,367
Sub-total		291,238	827,447
Deferred tax liability
- Deferred tax liability to be recovered after more than 12 months		(166,504)	(388,154)
- Deferred tax liability to be recovered within 12 months		(78,889)	(272,447)
Sub-total		(245,393)	(660,601)
Deferred tax assets (liabilities), net	₩	45,845	166,846

12. Other assets

Details of other assets for the years ended December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Prepayments	₩	4,989	5,246
Prepaid expenses (*1)		1,213,021	1,959,519
Value added tax receivables		63,685	305,490
Non-current
Non-current prepayments (*2)		1,375,087	1,394,586
Total	₩	2,656,782	3,664,841

(*1)	The amount of Korean Won 1,040,653 thousand included in prepaid expenses as of December 31, 2023 has been recognized as cost of revenues in 2024. (2023: Korean Won 749,552 thousand)
(*2)	The Company recognized an impairment loss amounting to Korean Won 242,000 thousand in 2024. (2023: Korean Won 105,000 thousand)

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

13. Trade and other receivables

Details of trade and other receivables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Trade receivable
Accounts receivable — Trade	₩	90,537	196,380

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Other current receivables
Accrued income	₩	3,326	6,325
Non-trade receivables		91,798	962
Sub-total		95,124	7,287
Other non-current receivables
Long-term accounts receivable – other, net		45,899	-
Total	₩	141,023	7,287

14. Cash and cash equivalents

Cash and cash equivalents as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Cash on hand	₩	8,232	3,214
Deposits in banks		855,695	1,916,702
Total	₩	863,927	1,919,916

The Company doesn’t have any restricted cash and cash equivalents as of December 31, 2024 and 2023.

15. Property and equipment

A.	Reconciliation of carrying amount

Details of property and equipment as of December 31, 2024 and 2023 are as follows:

		December 31, 2024
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Office equipment	₩	32,250	(21,183)	11,067
Right-of-use assets		263,210	(114,738)	148,472
Total	₩	295,460	(135,921)	159,539

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

		December 31, 2023
		Book value	Accumulated depreciation	Carrying amount
		(In thousands of Korean won)
Office equipment	₩	22,304	(16,796)	5,508
Furniture and fixtures		52,700	(13,608)	39,092
Right-of-use assets		560,795	(231,395)	329,400
Total	₩	635,799	(261,799)	374,000

Details of the changes in property and equipment for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Office equipment	Furniture and fixture	Right-of-Use assets	Total
		(In thousands of Korean won)
Beginning balance	₩	5,508	39,092	329,400	374,000
Acquisitions		9,947	7,900	119,948	137,795
Depreciation		(4,388)	(7,377)	(97,329)	(109,094)
Disposals		-	(39,615)	(203,547)	(243,162)
Ending balance	₩	11,067	-	148,472	159,539

		2023
		Office equipment	Furniture and fixture	Right-of-Use assets	Total
		(In thousands of Korean won)
Beginning balance	₩	9,037	2,965	399,806	411,808
Acquisitions		-	40,000	-	40,000
Depreciation		(3,529)	(3,873)	(70,406)	(77,808)
Ending balance	₩	5,508	39,092	329,400	374,000

The classification of depreciation expenses in the statements of comprehensive income for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Selling, general and administrative expenses	₩	109,094	77,808

B.	Leased property and equipment

As of December 31, 2024,, the Company leased vehicles and building and recognized right-of-use assets of Korean Won 148,472 thousand. (2023: Korean Won 329,400 thousand)

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

16. Financial instruments by category

The carrying amounts of financial instruments by category as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial assets at amortized cost
Cash and cash equivalents	₩	863,927	1,919,916
Accounts receivable — trade, net		90,537	196,380
Accounts receivable — other, net		95,124	7,287
Long-term loans, net		130,056	130,087
Long-term accounts receivable – other, net		45,899	-
Other non-current financial assets		39,080	147,406
Financial assets at fair value through profit or loss
Long-term investments		800,000	800,000
Total	₩	2,064,623	3,201,076

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial liability at amortized cost
Trade and other payables (*)	₩	2,037,596	1,995,641
Short-term borrowings		1,445,453	1,505,000
Other financial liabilities
Financial guarantee liability		2,573	-
Total	₩	3,485,622	3,500,641

A.	Classification of investment assets

The classification of investment assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Non-Current investments
Equity investments – at FVTPL (*)	₩	800,000	800,000

(*)	Equity investments consist of profit-sharing project investment asset.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Project investment designated as at FVTPL

The Company designated the investments shown below as equity investments at FVTPL because there is no contractual obligation for repayment and it does not qualify as a cash flow with principal and interest payments.

	Fair value at December 31, 2024	Fair value at December 31, 2023
	(In thousands of Korean won)
Falling starlight	800,000	800,000

C.	Net gains and losses by category of financial instruments

The net gains and losses by category of financial instruments as of December 31, 2024 and 2023 are as follows:

		2024
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial liabilities at amortized cost	Other Financial liabilities	Total
		(In thousands of Korean won)
Gain on project settlements	₩	-	3,165	-	-	3,165
Interest income		15,628	-	-	-	15,628
Interest expense		-	-	(124,087)	-	(124,087)
Reversal of losses on valuation of long-term investments		-	3,897	-	-	3,897
Financial guarantee expense		-	-	-	(2,573)	(2,573)
Total	₩	15,628	7,062	(124,087)	(2,573)	(103,970)

		2023
		Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial liabilities at amortized cost	Total
		(In thousands of Korean won)
Gain on project settlements	₩	-	3,999	-	3,999
Interest income		5,286	-	-	5,286
Interest expense		-	-	(96,512)	(96,512)
Reversal of losses on valuation of long-term investments		-	39,355	-	39,355
Total	₩	5,286	43,354	(96,512)	(47,872)

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

17. Capital and reserves

A.	Share capital

Details of share capital as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In Korean won and number of shares)
Number of authorized shares		4,000	4,000
Value per share	₩	1,000	1,000
Number of shares issued		78	78
Common shares	₩	78,000	78,000

i.	Ordinary shares

Holders of these shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company.

B.	Other reserves

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Other reserves	₩	(585,468)	(585,468)

Upon the spin-off, the aggregate net parent investment and accumulated other comprehensive income are reclassified to share capital and other reserves.

18. Capital management

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Company monitors capital using a ratio of ‘net debt’ to ‘total equity’. Net debt is calculated as total liability (as shown in the statement of financial position) less cash and cash equivalents. The Company’s net debt to total equity ratio as of December 31, 2024 and 2023 is as follows.

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Total liability	₩	5,215,005	7,339,765
Less: Cash and cash equivalents		(863,927)	(1,919,916)
Net debt		4,351,078	5,419,849
Total equity	₩	325,807	225,695
Net debt to total equity ratio		13.35	24.01

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

19. Borrowings/payable and Loans/receivable

Borrowings as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current Liability
Short-term borrowings	₩	1,445,453	1,505,000
Lease liability (*)		80,165	62,797
Total	₩	1,525,618	1,567,797
Non-Current liability
Lease liability (*)	₩	65,483	267,583

(*)	The interest rate related to lease liability reflects the incremental borrowing rate based on the Company’s credit. The amount of interest expense related to lease liability incurred during 2024 is Korean Won 9,766 thousand (2023: Korean Won 11,049 thousand). Additionally, the amount of short-term lease payments not included in the measurement of lease liability during 2024 is Korean Won 1,950,254 thousand (2023: Korean Won 2,436,273 thousand).

A.	Terms and repayment schedule

The terms and conditions of outstanding borrowings as of December 31, 2024 and 2023 are as follows:

				December 31, 2024		December 31, 2023
	Currency	Nominal interest rate	Maturity	Face value	Carrying amount	Face value	Carrying amount
				(In thousands of Korean won)
Secured bank borrowings(*1)	KRW	4.57%	09-May-25	520,000	520,000	520,000	520,000
Secured bank borrowings(*2)	KRW	4.45%	23-Sep-25	940,000	925,000	1,000,000	985,000
Secured bank borrowings(*3)	KRW	6.90%	17-Oct-25	2,000,000	453	-	-
Total interest-bearing liability				3,460,000	1,445,453	1,520,000	1,505,000

(*1)	The Company has received a payment guarantee of Korean Won 468,000 thousand (2023: Korean Won 468,000 thousand) from Korea Credit Guarantee Fund as of December 31, 2024. The Company is provided a joint guarantee of Korean Won 62,400 thousand (2023: Korean Won 62,400 thousand) by the CEO of the Company as of December 31, 2024.
(*2)	The Company is provided a joint guarantee of Korean Won 1,128,000 thousand (2023: Korean Won 1,200,000 thousand) by the CEO of the Company as of December 31, 2024. The borrowing will be repaid in monthly installments of 5,000 thousand.
(*3)	The Company has received collateral in the form of land and buildings owned by Pluto Co., Ltd., a related party, to secure its borrowings of KRW 2,400,000 thousand as of December 31, 2024.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Terms and collection schedule

The terms and conditions of outstanding loans as of December 31, 2024 and 2023 are as follows:

				December 31, 2024		December 31, 2023
	Currency	Nominal interest rate	Maturity	Face value	Carrying amount	Face value	Carrying amount
				(In thousands of Korean won)
Falling Starlight Limited Company Specializing in The Cultural Industry	KRW	-	-	120,054	120,054	120,054	120,054
Park, Un Kyoung	KRW	4.60%	16-Jan-25	10,000	10,002	10,000	10,033
Total				130,054	130,056	130,054	130,087

(*)	The maturity of the loan is set as the later of January 16, 2025, or the liquidation date of Falling Starlight Limited Company Specializing in The Cultural Industry.

20. Trade and other payables

Trade and other payables as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Other payable	₩	1,118,423	1,312,994
Accrued expenses		919,173	686,973
Total	₩	2,037,596	1,999,967

21. Provisions

Provisions for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean Won)
Site restoration
Beginning of the year	₩	3,471	3,448
Interest expense		128	23
Lease termination		(3,479)	-
New Lease Contract		4,804	-
Ending of the year	₩	4,924	3,471

The provision for building restoration relates to buildings leased during 2024 and 2023. The provision has been estimated based on historical data associated with similar buildings.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

22. Financial Instruments – Fair values and risk management

A.	Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liability, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liability not measured at fair value if the carrying amount is a reasonable approximation of fair value.

Carrying amounts of financial instruments by category as of December 31, 2024 are as follows:

		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Long-term investments	₩	800,000	-	-	800,000	800,000
Other financial liabilities
Financial guarantee liability	₩	2,573	-	-	2,573	2,573

Carrying amounts of financial instruments by category as of December 31, 2023 are as follows:

		Fair value	Level 1	Level 2	Level 3	Total
		(In thousands of Korean won)
Financial assets at fair value
Long-term investments	₩	800,000	-	-	800,000	800,000

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

B.	Measurement of fair values

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

●	Level 1: quoted prices (unadjusted) in active markets for identical asset or liability;

●	Level 2: all inputs other than quoted prices included in Level 1 that are observable (either directly that is, prices, or indirectly that is, derived from prices) for the asset or liability;

●	Level 3: unobservable inputs for the asset or liability.

The fair value of financial instruments traded in an active market is determined based on the quoted market price as of the end of the reporting period. If the quoted prices are readily and regularly available through exchanges, sellers, brokers, industry groups, rating agencies or regulators and such prices represent actual market transactions that occur regularly between independent parties, they are considered active markets.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques use as much market observable information as possible and use the least amount of Company-specific information. At this time, if all the significant input variables required to measure the fair value are observable, the financial instruments are classified as Level 2.

If more than one significant input variable is not based on observable market information, the item is included in Level 3.

If the information is insufficient to measure fair value of the project investment, the Company recognizes gain on project settlements when the accumulated settlements exceed the project investment’s original invested amount. Before exceeding the project investment’s original invested amount, the settlements are recognized as the return of original project investment. The Company recognizes the valuation loss of the project investment based on its judgment as to whether the total amount of production costs and distribution fees could exceed the shared profit.

C.	Financial risk management

The Company’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which the Company’s risk management program focuses on minimizing any adverse effects on its financial performance. The Company operates financial risk management policies and programs that closely monitor and respond to each risk factor.

i.	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterpart to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers. In order to manage credit risk, the Company regularly evaluate the credit worthiness of each customer or counterparty considering the party’s financial information, past experience, its own trading records and other factors. In relation to the impairment of financial assets subsequent to initial recognition, the Company recognizes the changes in expected credit loss(“ECL”) in profit or loss at each reporting date. The carrying amount of a financial asset represents the maximum exposure to credit risk.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The maximum exposure to credit risk of the Company as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Cash and cash equivalents (*1)	₩	863,927	1,919,916
Accounts receivable, net		185,661	203,667
Long-term loans, net		130,056	130,087
Long-term accounts receivable – other, net		45,899	-
Other non-current financial assets		39,080	147,406
Financial guarantee liability (*2)		318,256	-
Total	₩	1,582,879	2,401,076

(*1)	Cash and cash equivalents are deposited in financial institutions with strong credit rating.
(*2)	The Company has provided a financial guarantee for the repayment of loans to other related parties.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company has established a credit policy under which each new customer is analyzed individually before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references.

The Company monitors customer credit risk, customers are grouped according to their credit characteristics, including whether they are an individual or a legal entity, their geographic location, industry, trading history with the Company and existence of previous financial difficulties. The Company does not require collateral in respect of trade and other receivables. Expected credit losses (ECLs) and credit risk exposures for accounts receivable and other receivables as of December 31, 2024 and 2023 are as follows:

- Accounts receivables and other receivables

As of December 31, 2024	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	231,560	-
More than 90 days ~ Less than 1 year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	231,560	-

As of December 31, 2023	Expected loss rate		Carrying amount	Loss allowance
			(In thousands of Korean won)
Not due or overdue less than 90 days	0.00%	₩	203,667	-
More than 90 days ~ Less than 1 year	0.00%		-	-
More than 1 year	100.00%		-	-
Total		₩	203,667	-

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

ii.	Liquidity risk

Liquidity risk management includes the maintenance of sufficient cash and marketable securities, the availability of funds from appropriately committed credit lines, and the ability to settle market positions.

Financial liability of the Company by maturity according to the remaining period from December 31, 2024 to the contractual maturity date are as follows:

		December 31, 2024
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Payables (*1)	₩	1,118,423	25,072	1,093,351	-	-	-	1,118,423
Accrued expense (*1)		919,173	58,222	860,951	-	-	-	919,173
Short-term borrowings		1,445,453	31,394	1,452,667	-	-	-	1,484,061
Lease liability		145,647	22,577	67,730	35,306	27,781	-	153,394
Financial guarantee liability (*2)		2,573	285,000	-	-	-	-	285,000
Total	₩	3,631,269	422,265	3,474,699	35,306	27,781	-	3,960,051

(*1)	Payables and accrued expense exclude non-financial liability.
(*2)	For issued financial guarantee contracts, the maximum amount of the guarantee is allocated to the earliest period in which the guarantee could be called.

Financial liability of the Company by maturity according to the remaining period from December 31, 2023 to the contractual maturity date are as follows:

		December 31, 2023
		Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
		(In thousands of Korean won)
Payables (*)	₩	1,312,994	238,741	1,074,253	-	-	-	1,312,994
Accrued expense (*)		682,647	472,164	210,483	-	-	-	682,647
Short-term borrowings		1,505,000	33,985	1,517,736	-	-	-	1,551,721
Lease liability		330,379	18,947	56,840	75,786	194,527	7,580	353,680
Total	₩	3,831,020	763,837	2,859,312	75,786	194,527	7,580	3,901,042

(*)	Payables and accrued expense exclude non-financial liability.

iii.	Interest rate risk

The sensitivity analysis is based on borrowing under variable interest rate conditions as of December 31, 2024 and 2023.

		December 31, 2024 (*)		December 31, 2023
		Increased by 100 bp	Decreased by 100 bp	Increased by 100 bp	Decreased by 100 bp
		(In thousands of Korean won)
Interest	₩	-	-	7,250	(7,250)

(*)	As of December 31, 2024, The company had no borrowings subject to variable interest rates. Accordingly, a sensitivity analysis for interest rate risk has not been presented.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

23. Leases

A.	Leases as lessee

The Company leases buildings and vehicles. The leases typically run for a period of 5 to 10 years, with an option to renew or terminate the lease after that date. The Company also leases vehicles with contract terms of one year. This lease is short-term item. The Company has elected not to recognize right-of-use assets and lease liability for these leases. Information about leases for which the Company is a lessee is presented below.

i.	Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property and equipment.

Details of right-of-use assets and lease liability recognized in the statements of financial position as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Acquisition price)
Building	₩	119,948	417,533
Vehicles		143,262	143,262
Total	₩	263,210	560,795

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Accumulated depreciation)
Building	₩	(54,814)	(200,123)
Vehicles		(59,924)	(31,272)
Total	₩	(114,738)	(231,395)

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Right-of-use assets (Net book value)
Building	₩	65,134	217,410
Vehicles		83,338	111,990
Total	₩	148,472	329,400

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Changes in right-of-use assets for the years ended December 31, 2024 and 2023 are as follows:

		2024
		Building	Vehicles	Total
		(In thousands of Korean won)
Balance as of January 1, 2024	₩	217,410	111,990	329,400
Depreciation		(68,677)	(28,652)	(97,329)
Lease termination		(203,547)	-	(203,547)
Acquisitions		119,948	-	119,948
Balance as of December 31, 2024	₩	65,134	83,338	148,472

		2023
		Building	Vehicles	Total
		(In thousands of Korean won)
Balance as of January 1, 2023	₩	259,163	140,643	399,806
Depreciation		(41,753)	(28,653)	(70,406)
Balance as of December 31, 2023	₩	217,410	111,990	329,400

ii.	Amounts recognized in profit or loss

Amounts recognized in profit or loss for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Interest expense relating to lease liability (included in finance cost)	₩	9,766	11,049
Expense relating to short-term leases		1,950,254	2,436,273

iii.	Amounts recognized in statement of cash flows

Amounts recognized in statement of cash flows for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Total cash outflows of leases	₩	2,050,720	2,511,869

iv.	Extension options

Some property leases contain extension options exercisable by the Company. The Company reflected extension options in measuring the lease liability. The extension options held are exercisable only by the Company and not by the lessors. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension options. The Company reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control.

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

24. Commitments

A.	Key commitments

Key commitments the Company has entered into with financial institutions and others as of December 31, 2024 are as follows:

Financial institutions	Categories		Credit limit	Disbursed borrowing amount
			(In thousands of Korean won)
Woori Bank	Corporate operating borrowings(*1)	₩	520,000	520,000
Woori Bank	Corporate operating borrowings(*2)		940,000	925,000
Pureun Savings Bank	Corporate operating borrowings(*3)		2,000,000	453
Total		₩	3,460,000	1,445,453

(*1)	The Company has received a payment guarantee of Korean Won 468,000 thousand (2023: Korean Won 468,000 thousand) from Korea Credit Guarantee Fund as of December 31, 2024. The Company is provided a joint guarantee of Korean Won 62,400 thousand (2023: Korean Won 62,400 thousand) by the CEO of the Company as of December 31, 2024.
(*2)	The Company is provided a joint guarantee of Korean Won 1,128,400 thousand (2023: Korean Won 1,200,000 thousand) by the CEO of the Company as of December 31, 2024.
(*3)	The Company has received collateral in the form of land and buildings owned by Pluto Co., Ltd., a related party, to secure its borrowings of KRW 2,400,000 thousand as of December 31, 2024.

B.	Other commitment

On September 14, 2023, an amendment was made to the equity interest exchange agreement, originally entered into on March 31, 2023, between the CEO, who is the dominant shareholder of the Company, and K Enter Holdings Inc. for the purpose of listing on the NASDAQ through a merger with a SPAC company. The equity interest exchange agreement is effective on the date designated by K Enter Holdings Inc. Upon the effective date, the CEO of the Company will exchange 40 shares with the equity interest of K Enter Holdings Inc. Following the equity interest exchange transaction, the Company is expected to be a subsidiary of K Enter Holdings Inc.

C.	Guarantees received

Details of guarantees received as of December 31, 2024 are as follows:

Guaranteed by	Details of guarantee	Guarantee limit
		(In thousands of Korean won)
Korea Credit Guarantee Fund	Payment guarantee	468,000

Details of guarantees received as of December 31, 2023 are as follows:

Guaranteed by	Details of guarantee	Guarantee limit
		(In thousands of Korean won)
Korea Credit Guarantee Fund	Payment guarantee	468,000

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

D.	Details of guarantees

Contingent liabilities on outstanding guarantees provided by The company as of December 31, 2024 are as follows:

Guarantor	Guarantee beneficiary	Guarantee limit	Guarantee amount
		(In thousands of Korean won)
The LAMP Co., Ltd.,	Falling Starlight Limited Company Specializing in The Cultural Industry (*)	285,000	285,000

(*)	In relation to the above guarantee, the company assessed the financial guarantee obligation and recognized the associated financial guarantee expense under other financial liabilities in accordance with the relevant accounting standards.

E.	Legal Proceedings

Subsequent to the end of the current fiscal year, the company is involved in one pending legal proceeding in which it is named as a defendant, with a total claimed amount of KRW 50 million.
The outcome of the lawsuit is currently not reasonably predictable, and the timing and amount of any potential outflow of resources are uncertain. However, the Company believes that the ultimate resolution of this matter is not expected to have a material adverse effect on its financial statements for the current fiscal year.

25. Statement of Cash flows

Adjustments for income and expenses from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Depreciation	₩	109,094	77,808
Other bad debt expenses		242,000	105,000
Reversal of allowance for doubtful accounts		(179,533)
Interest expenses		133,981	107,583
Interest income		(15,628)	(5,286)
Financial Guarantee Expense		2,573	-
Gain on project settlements		(3,165)	(3,999)
Reversal of losses on valuation of long-term investments		(3,897)	(39,355)
Severance benefits		38,937	28,490
Income tax expenses		92,089	(18,799)
Loss on retirement of Property and equipment		39,615	-
Gain on disposal of right of use assets		(14,767)	-
Total	₩	441,299	251,442

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

Changes in assets and liabilities from operating activities for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Other current non-financial liabilities	₩	(16,256)	12,612
Other current assets		988,560	(1,180,909)
Other non-current non-financial assets		(222,503)	131,000
Accounts receivable — other, net		162,234	(77,888)
Trade and other payables		(11,723)	509,249
Contract liabilities		(1,855,348)	780,775
Contract assets		(455,326)	(28,109)
Total	₩	(1,410,362)	146,730

Significant non-cash transactions for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Unsettled distribution to Pluto due to Spin-off	₩	-	1,081,277
Reclassification of non-current lease liability		89,377	66,822
Right-of-use assets obtained in exchange for lease liability		(115,143)	-
Lease termination		209,175	-
Total	₩	183,409	1,148,099

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

The movements of liability to cash flows arising from financing activities for the years ended December 31, 2024 and 2023 are as follows:

		Short-term borrowings	Current lease liability	Non-current lease liability	Total
		(In thousands of Korean won)
Balance at January 1, 2023	₩	520,000	60,522	334,405	914,927
Changes from financing cash flows
Proceeds from borrowings		1,000,000	-	-	1,000,000
Repayment of borrowings		(15,000)	-	-	(15,000)
Payment of lease liability		-	(64,547)	-	(64,547)
Reclassification		-	66,822	(66,822)	-
Total		985,000	2,275	(66,822)	920,453
Other changes
Interest expense		-	11,049	-	11,049
Interest paid		-	(11,049)	-	(11,049)
Total	₩	-	-	-	-
Balance at December 31, 2023	₩	1,505,000	62,797	267,583	1,835,380
Balance at January 1, 2024		1,505,000	62,797	267,583	1,835,380
Changes from financing cash flows
Proceeds from borrowings		883,302	-	-	883,302
Repayment of borrowings		(942,849)	-	-	(942,849)
Payment of lease liability		-	(90,700)	-	(90,700)
Reclassification		-	89,377	(89,377)	-
Total	₩	(59,547)	(1,323)	(89,377)	(150,247)
Other changes
Right-of-use assets obtained in exchange for lease liability		-	56,321	58,822	115,143
Disposal of Lease liabilities			(37,630)	(171,545)	(209,175)
Interest expense		-	9,766	-	9,766
Interest paid		-	(9,766)	-	(9,766)
Total	₩	-	18,691	(112,723)	(94,032)
Balance at December 31, 2024	₩	1,445,453	80,165	65,483	1,591,101

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

26. Related parties

A.	List of related parties

List of related parties as of December 31, 2024 and 2023 are as follows:

Relationship	Entity
Other related parties	- Falling Starlight Limited Company Specializing in The Cultural Industry (hereafter referred to as “Falling Starlight”) - Pluto Co., Ltd
Key management personnel	- Park, Un Kyoung

B.	Transactions with related parties

Details of transaction with related parties for the years ended December 31, 2024 and 2023 are as follows:

			2024
Related party	Name of entity		Revenue	Interest income	Interest expenses	Financial Guarantee Expense
			(In thousands of Korean won)
Other related parties	Falling Starlight	₩	239,615	-	-	2,573
Other related parties	Pluto		15,000	-	49,710
Key management personnel	Park, Un Kyoung		-	428	-	-
Total		₩	254,615	428	49,710	2,573

			2023
Related party	Name of entity		Revenue	Interest income	Interest expenses
			(In thousands of Korean won)
Other related parties	Falling Starlight	₩	432,411	-	-
Other related parties	Pluto		-	-	57,521
Key management personnel	Park, Un Kyoung		-	430	-
Total		₩	432,411	430	57,521

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

C.	Account balances with related parties

The balances of receivables and payables to related parties as of December 31, 2024 are as follows:

Related party	Name of entity		Receivables	Loans	Project investment	Payables	Financial Guarantee Liability
			(In thousands of Korean won)
Other related parties	Falling Starlight	₩	20,000	120,054	800,000	-	2,573
Other related parties	Pluto (*)		-	-	-	1,184,828	-
Key management personnel	Park, Un Kyoung		1,357	10,002	-	-	-
Total		₩	21,357	130,056	800,000	1,184,828	2,573

(*)	On March 31, 2023, the date of spin-off, the Company agreed to pay Korean Won 2,053,480 thousand to Pluto in accordance with the Separation Proposal. As of December 31, 2024, the payables to Pluto is Korean Won 1,184,828 thousand after the settlement during the period ended December 31, 2024.

The balances of receivables and payables to related parties as of December 31, 2023 are as follows:

Related party	Name of entity		Receivables	Loans	Project investment	Payables
			(In thousands of Korean won)
Other related parties	Falling Starlight	₩	20,000	120,054	800,000	-
Other related parties	Pluto (*)		-	-	-	1,138,798
Key management personnel	Park, Un Kyoung		897	10,033	-	-
Total		₩	20,897	130,087	800,000	1,138,798

(*)	On March 31, 2023, the date of spin-off, the Company agreed to pay Korean Won 2,053,480 thousand to Pluto in accordance with the Separation Proposal. As of December 31, 2023, the payables to Pluto is Korean Won 1,138,798 thousand after the settlement during the period ended December 31, 2023.

D.	Financing and investing transactions with related parties

Details of significant financing and investing transactions with related parties for the years ended December 31, 2024 and 2023 are as follows:

			2024
Related party	Name of entity		Loans	Increase in accrued income	Increase in Payables
			(In thousands of Korean won)
Other related parties	Pluto	₩	-	-	46,030
Key management personnel	Park, Un Kyoung		-	460	-
Total		₩	-	460	46,030

			2023
Related party	Name of entity		Loans	Increase in accrued income	Increase in Payables
			(In thousands of Korean won)
Other related parties	Falling starlight	₩	20,000	-	-
Other related parties	Pluto		-	-	1,043,964
Key management personnel	Park, Un Kyoung		-	460	-
Total		₩	20,000	460	1,043,964

THE LAMP CO., LTD

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2024 and 2023

E.	Commitments with related parties

During the year ended December 31, 2022, the Company entered into an agreement with Falling Starlight for the production service and profit sharing.

As of December 31, 2024, the Company has been satisfying its performance obligation for production service in accordance with the agreement and has received the consideration for the service provided. After the release of the content, the Company is entitled to share the profits in accordance with the agreed profit-sharing ratio.

The Company is provided a joint guarantee of Korean Won 1,190,400 thousand by the CEO of the Company as of December 31, 2024.

As of December 31, 2024, the Company has provided a joint guarantee of Korean Won 285,000 thousand to Falling Starlight, classified as other related parties.

The Company has received collateral in the form of land and buildings owned by Pluto Co., Ltd., a related party, to secure its borrowings of KRW 2,400,000 thousand as of December 31, 2024.

F.	Transactions with key management personnel

The compensation for the key management personnel for the years ended December 31, 2024 and 2023 are as follows:

		2024	2023
		(In thousands of Korean won)
Short-term employee benefits	₩	268,000	205,500
Post-employment benefits		27,760	19,468
Total	₩	295,760	224,968

Compensation of the Company’s key management personnel include salaries, non-cash benefits and contributions to a post-employment defined benefit plan.

27. Subsequent event

On January 3, 2025, K Enter Holdings Inc. completed the acquisition of a controlling interest in six Korean entities, including The LAMP Co., Ltd., through a share exchange. Upon the effective date, the CEO of the Company exchanged 40 shares with the equity interest of K Enter Holdings Inc. Following the equity interest exchange transaction, the Company became a subsidiary of K Enter Holdings Inc.